Exhibit 10.8

Hartindo AF21
Product, Purchase, Sales, Distribution, Marketing and Service Agreement

This HARTINDO AF21 PRODUCT Agreement (the “Agreement”) is made this 18th  day of January  2011 by and among Newstar Holdings Pte Ltd (company registration no:199400816M) , a Singapore  Corporation (“Newstar”) and Randall Hart, an Indonesian national (jointly the “Suppliers”) and EcoBlu Products, Inc., a Colorado Corporation (“Buyer”).  This Agreement replaces all prior agreement or arrangement related to the subject.

RECITALS

A.
WHEREAS, Suppliers are  the inventors and owners of trademark of  Hartindo Fire Inhibiting AF21 product, which is more particularly described on Schedule A attached hereto, (“AF21” or the “Product”); and are  fully authorized and willing to grant the Buyer the exclusive rights to mix or blend in accordance with instruction and with approval of the Suppliers,  purchase, use, market, sell and distribute the Product when combined with  EcoBlu proprietary products to create an enhanced fire inhibiting product (“Enhanced Product”) for use on and/or in any wood based material and which is more particularly described in Schedule A attached hereto; and

B.	WHEREAS, Buyer has the rights to the proprietary EcoBlu products which are more particularly described on Schedule A attached hereto; and

C.
WHEREAS, the Product may be combined with EcoBlu proprietary product to create an enhanced fire inhibiting product (the “Enhanced Product”) for use on and in wood based materials, and which is more particularly described on Schedule B attached hereto; and

D.
WHEREAS, Buyer desires to obtain: (i) exclusive rights to  mix or blend under instruction of and with approval of Suppliers and/or purchase supply of the product (ii) use of the technical data, intellectual property and other information relating to the Product manufacturing, application, handling and storage with respect to the Product and all modifications there of as more fully set forth herein while this Agreement is in effect  (iii) the exclusive use of and rights of the Product for application in the Enhanced Product for sales and distribution in the entire world and (iv) to obtain the co-exclusive use of and rights of the Product for use on or in any wood based material required for use in residential and commercial building construction in the approved territories; and (v) to set terms in place for the potential to obtain the exclusive use and rights to merchandise the Enhanced Product for use on or in any wood based materials required for use primarily in residential and commercial building construction worldwide;

WHEREAS, the Buyer agrees that the Product is for either their own usage and applications and/or is permitted to resale Hartindo AF21 as a component of Enhanced Products to their other coaters, affiliates or sublicense, in USA and Canada, for the use on or in any wood based materials but are prohibited from engaging in direct reselling of the Hartindo AF21 products unless in the form of the Enhanced Product or as applied on or in their approved wood based materials required for use primarily in residential and commercial building construction.

E.	WHEREAS, the Suppliers agree to grant the exclusive use of and rights desired by Buyer on the terms and conditions set forth in this Agreement; and

F.
WHEREAS, the Suppliers agree to supply reasonable product support to include all technical advice and physical product support as requested by Buyer. All technical support responsibilities are to be supplied by Randall Hart with all liabilities claimable against Newstar and Randall Hart jointly; and

G.	The Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns;

Now, therefore, in consideration of the covenants contained herein and other goods and valuable considerations, the Buyer and Suppliers (each a “Party” and collectively the “Parties”) hereby agree to the following:

1.	Intellectual Property

1.1
Ownership of the Product Technology. Buyer acknowledges, based on Suppliers’ representation, that the Suppliers are the co- owners of the intellectual property for and the trademark of the Hartindo AF21 Product Technology for the entire world and Buyer shall have no right, title, or interest therein or thereto other than the use and rights to such Product Technology in the manner and to the extent prescribed in this Agreement or otherwise approved in writing by Suppliers.

1.2
No Implied Licenses. Each Party shall exclusively own its own Intellectual Property and neither Party will have any claim or right to the Intellectual Property of the other by virtue of this Agreement except as otherwise provided herein. No Party will take any action or make any claim to any Intellectual Property belonging to the other Parties, whether during the term of this Agreement or thereafter, which is consistent with this Section 1. No right or license shall be implied by estoppel or otherwise, other than the rights and use expressed or granted in this Section.

1.3	Rights to use Product Technology.

(A) Grant. Subject to provisions of this Section 1.3, Suppliers hereby grant to Buyer, for the term of this Agreement, (i) co-exclusive use of and rights within the USA and Canada to use the Product as a component of the Enhanced Products; (ii) exclusive use of and rights within the entire world, to advertise, promote, display, market, distribute, sell and have sold Enhanced Product for use on or in wood based products (iii) exclusive use of and rights to advertise, promote, display, market, distribute, sell and have sold products that have been protected with the Enhanced Product (“Derivative Products”); and (iv) exclusive use of the Product Technology and Application Technology in connection with the foregoing. During the term of this Agreement the use of and rights shall be for use on or within wood based products of the Product and Enhanced Product.

(B) Initial Disclosure. Within ten (10) days of execution of this Agreement Suppliers will deliver and communicate the Product Technology, Technical Data and Application Data to Buyer to enable Buyer to exercise its rights under the Agreement set forth in Section 1.3 (A) hereof. Suppliers will provide Buyer with sufficient technical support to ensure that Buyer may commence use of the Product and Enhanced Product pursuant to this Agreement.

(C) Notice of Unauthorized Use. In the event that any  Party becomes aware of any actual or threatened commercially material infringement for the use of or rights of the Product that Party shall promptly notify the other Parties and provide them with full details. Suppliers will use commercially reasonable means to eliminate any unauthorized use of Product, including pursuing legal action as appropriate within the USA and Canada. If Suppliers do  not take appropriate action to protect Buyer use of or rights under this Agreement, including infringement, Buyer may pursue actions in its own right to eliminate any such unauthorized use or infringement.

(D) Reverse Engineering. Buyer agrees and covenants that at no time will the Buyer engage in or be a party to, or assist other persons in any form of Product chemical analysis, reverse engineering or component breakdown for the purpose of determining or evaluating Proprietary Information (as defined below about the Product).

(E) Exclusivity. Buyer shall have use of and rights to the Product for the purposes and territories as set out in 1.3(A). Furthermore, Suppliers shall prohibit and take all reasonable steps to prevent (including commencement of an action to enforce a temporary restraining order, preliminary and permanent injunction or similar relief) any Person from exercising or infringing upon the use of or rights granted under this Agreement.

1.4
Use of Product.

(A) Protection of Suppliers’  Goodwill. In order to protect the goodwill of the Suppliers and Buyer and to maintain uniform standards of operation to promote broad recognition of Suppliers’ product for the mutual benefit of Suppliers and Buyer, Buyer shall adhere to reasonable rules, regulations, procedures, programs, policies, processes, requirements and standards (“Quality Standards”) relating to the application, promotion, advertising and marketing of the Suppliers’  Product as prescribed by  any of the Suppliers from time to time.

(B) Suppliers’ Approval. Buyer will utilize only such advertising and promotional materials which have been reviewed by  any of the Suppliers, which shall be deemed acceptable if Suppliers do  not respond in writing within ten (10) days of Buyers submission of such material for acceptance.

(C) Quality Control. Suppliers shall provide Buyer with Suppliers’ Quality Standards for manufacturing specifications, composition and quality in respect of the use of the Product Technology and Product Application as are in force from time to time. Buyer shall institute appropriate procedures and policies and will abide by in all material respects to such Quality Standards therefore provided by Suppliers to Buyer. Suppliers will supply Buyer with quality control testing standards procedures and guidelines so that the Buyer may determine that the application of the Product or Enhanced Product performed by the Buyer or its customer(s) meets such written standards of composition, specifications and quality as specified by  Suppliers. Any of the Suppliers shall have the right to require that treated materials that do not meet such standards be retreated or not sold as material treated with Product of the Suppliers. Buyer is authorized to provide independent third party quality control inspection to be able to determine whether or not the Suppliers’  written specifications and standards are met.

(D) Buyer’s Rights to Change Marks and Trade Name. Suppliers specifically agree that the Buyer shall have the right to substitute, alter and/or add identifying services, marks, trade names of the Enhanced Product.

1.5
Confidentiality.

(A) Obligation of Nondisclosure.  Except as otherwise provided in this Agreement, each Party agrees that it will with respect to the Confidential & Privileged Information and Trade Secrets (collectively, the

"Proprietary Information") of the other Party: (i) protect the confidential and proprietary nature of the Proprietary Information of the Disclosing Party from disclosure to Persons who are not employees of the Receiving Party; and (ii) use great care in the selection and assignment of personnel who receive the Disclosing Party’s Proprietary Information and in that regard to restrict access to the Disclosing Party’s Proprietary Information within the organization to a limited number of persons who must necessarily have such information for the purposes of giving effect to this Agreement and who have been advised of the restrictions contained herein, including the limitations placed on the use of Proprietary Information; and (iii) under no circumstances give any competitor of the Disclosing Party, or other third Party, direct access to the Disclosing Party’s Proprietary Information without the prior written consent of the Disclosing Party; and (iv) use the Proprietary Information of the Disclosing Party solely for the purpose of properly and lawfully performing and exercising of the Receiving Party's obligations and rights under this Agreement; and (v) not reproduce the Proprietary Information received from the Disclosing Party in any form except for internal use of the Receiving Party or as otherwise permitted by this Agreement and to include in any such reproduction any ownership or confidentiality legends that the Disclosing Party may have included in or with the original disclosure. (vi) All parties agree that the Product has been identified in Buyer’s patent pending filing no 61/406,905 and that certain information may be disclosed in order to enforce the validity and representation of the patent as required by law.

(B) Exceptions.  The Receiving Party shall not be obligated to maintain in confidentiality any: (i) Information which is known to the Receiving Party before disclosure by the Disclosing Party, so long as such knowledge is documented by written or other tangible evidence; and (ii) Information which is available to the public independently of the Receiving Party; and (iii) Information which is developed independently by employees of the Receiving Party who did not have access to the Disclosing Party’s Proprietary Information so long as such independent development is documented by written or other tangible evidence; and (iv) Information which is disclosed to the Receiving Party without obligation of nondisclosure by a third Party who is legally entitled to disclose the information; and (v) Information which is disclosed by the Disclosing Party to a third Party without requiring the third Party to maintain the information in confidence; and (vi) Information which becomes available to the public without breach of this agreement by the Receiving Party, following its disclosure to the Receiving Party by the Disclosing Party; and (vii) Information required to be disclosed by law, provided that the Receiving Party shall first notify the Disclosing Party of such requirement and cooperate with respect to any reasonable steps available for the further protection of the Information; or (viii) Information that is inherently disclosed in the unrestricted use, lease, sale, or other distribution of any present or future product or service produced by, for or under authorization of the Disclosing Party or in publicly available documentation for any such product or service.

(C) Return of Information.  Upon termination of this Agreement, the Receiving Party will and promptly upon the Disclosing Party’s request either return, or destroy all copies of any advertising or promotional materials supplied to the Receiving Party by the Disclosing Party and materials containing Confidential and Privileged Information or Proprietary Information of the Disclosing Party.

(D) Investigation.  The Receiving Party will at the request of the Disclosing Party use reasonable efforts to assist in identifying any use, copying, or disclosure of any portion of the Disclosing Party’s Proprietary Information by any present or former employee of the Receiving Party in a manner that is contrary to the provisions of this Agreement, so long as the Disclosing Party shall have provided the Receiving Party with information reasonably justifying the conclusion of the Disclosing Party that such contrary usage may have occurred.

2.	Quantities; Grant of Exclusive Rights;

2.1.
Quantities.  During the term hereof, Buyer shall mix and blend with instruction and approval of the Suppliers, and or purchase, accept from and pay  Newstar  for, one hundred percent (100%) of Buyer's requirements for Product and for incorporation as an integral part of the Enhanced Product which Buyer will resell to Buyer's customers.  Buyer further agrees and covenants that Buyer shall only mix and blend with instruction and approval of the Suppliers, use, sell, market or distribute the Product or Enhanced Product for use on or within wood based materials and not for another purpose without the prior written approval of Newstar , which may be withheld in  Newstar’s discretion.

2.2	Minimum Quantities. Buyer is required to purchase the minimum quantities set forth on Schedule C attached hereto.

3.	Price.

Buyer shall purchase from Newstar the Product, in the minimum quantities set forth according to Section 2.2 above, at the prices set forth in Schedule C attached hereto.

4.	Ommited

5.	Warranty of Suppliers; Disclaimer of Other Warranties; Buyer’s Exclusive Remedy.

5.1.	Specifications. Suppliers warrant that the Product at the time of delivery thereof shall conform to the specifications established in writing by Suppliers for the Product.

5.2.	Disclaimer. THE WARRANTY SET FORTH HEREIN IS IN LIEU OF ANY AND ALL WARRANTIES EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR

PURPOSE EXCEPT AS A FIRE INHIBITOR OF WOOD BASED MATERIALS.  BUYER ACKNOWLEDGES THAT NO OTHER REPRESENTATIONS WERE MADE TO IT OR RELIED ON BY BUYER WITH RESPECT TO THE QUALITY AND FUNCTION OF THE PRODUCTS HEREIN SOLD.

5.3.
Buyer's Remedies. Buyer's sole and exclusive remedy for failure of the Product sold hereunder to meet specifications, or for failure of any other obligation of Suppliers relating to the quality of Product to be sold hereunder, shall be expressly limited to Newstar issuing a credit to Buyer's account for the quantity of Product that did not conform to the warranty set forth in this Section 5.  Buyer shall have the option to obtain replacement Product from Suppliers in the event of a breach of Suppliers' warranty set forth in this Section 5 in amounts not to exceed the amount of the order which is being replaced.  If Buyer obtains replacement Product from Suppliers, such replacement Product shall not be subject to the estimate and order terms set forth in Section 3 hereof.

5.4.
Exclusions to Warranty.  The above warranty is made subject to Buyer's proper use of any Product for the purpose for which such Product was intended.  The warranty does not cover any Product which (i) has been misused; (ii) has been subject to unusual stress; (iii) has been altered by Buyer, except in accord with such processes as have been established for the creation of the Enhanced Product; or (iv) has not been stored in accordance with instructions from Suppliers.

5.5.
Limitation of Liability.  IN NO EVENT SHALL SUPPLIERS BE LIABLE FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING UNDER CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR ANY OTHER THEORY OF LIABILITY IN CONJUNCTION WITH BUYER’S USE OF THE PRODUCT AND OR THE DEVELOPMENT, MANUFACTURE, MARKETING, DISTRIBUTION OR USE OF THE ENHANCED PRODUCT.  Such disclaimed damages include but are not limited to loss of profits, loss of use of the Product, damage to property, or claims of third parties.  In any event, Suppliers' total liability under this Agreement shall be limited to the unit purchase price paid to Newstar for Product within the immediately preceding one (1) month period.

5.6.
Advertising and Promotional Materials.  Any and all descriptions of the Product or Enhanced Product to be used in Buyer’s marketing and promotional literature, or in the marketing and promotional literature used by Buyer’s distributors and authorized e resellers of the Product or Enhanced Product, shall be subject to the prior written approval of Suppliers.

6.	Payment

6.1.
Terms.  Payment including any and all applicable taxes for each invoice shall be made by Buyer to Newstar by letter of credit in favour of Newstar for the full sum of the purchase order.  Without limiting any other remedies which Suppliers may have, Suppliers may withhold shipments to Buyer and may claim damage against the Buyer for not providing the letter of credit against the terms agreed in the relevant purchase order. . Future terms of supply may be revised on future Purchase orders.

7.	Labeling; Packaging

All of the Product sold to Buyer by Newstar hereunder shall be labeled and packaged by Buyer in such media as Buyer shall see fit, and Buyer may repackage and inventory Product or Enhanced Product containing Product per its customers' orders, provided that the form of any labeling or packaging which refers to the Product shall be subject to the prior written approval of any of the Suppliers, which approval may not be unreasonably withheld by any of the Suppliers.

8.	Title; Risk of Loss

Title and risk of loss or damage to Product shall pass to Buyer upon delivery by Newstar to the carrier for shipment to Buyer.

9.	Force Majeure

9.1.
Force Majeure.  Suppliers shall not be liable to Buyer for any delay in any performance or for failure to render any performance under this Agreement, and any such delay or failure shall for all purposes be excused, when such delay or failure is caused by governmental regulations (whether or not valid), fire, strike, weather, differences with workmen, war, flood, accident, shortage of material or railroad cars or other transportation, appropriation of plant or Product (including but not limited to Products) in whole or in part, inability to obtain raw materials or power, or any other cause or causes beyond the reasonable control of Suppliers, which events or causes are collectively referred to as "Force Majeure."

9.2.	Notice. Suppliers shall notify Buyer in writing immediately upon the occurrence of an event of Force Majeure, stating the nature of the event and its expected duration.

9.3.	Product Allocation. If the event of Force Majeure results in an allocation of the supply of Product, Suppliers shall allocate on a pro rata basis to all of Supplier’s customers, including Buyer.

9.4.	Description of Performance. Upon the abatement, correction or removal of any contingency provided for by subparagraph 9.1, Suppliers shall resume performance under this Agreement.

10.	Representations and Warranties

10.1
By Suppliers.  For the purpose of inducing Buyer to enter into this Agreement, Suppliers hereby make the following representations and warranties to Buyer (each and all of which are true and correct as of the Effective Date and shall continue to be true and correct at all times during the term of this Agreement)

A.
that: (i) Suppliers are the co- owners of the exclusive manufacturing rights of the Product, free from any lien, claim or encumbrance; and (ii) the Trade Secrets, the Product Technology, Product use or any other rights do not unlawfully infringe on the intellectual property rights of any Person or entity; and (iii) the execution, delivery and performance of this Agreement does not and will not breach any law or regulation, any judgment or order, or any agreement or arrangement binding on or applicable to Suppliers; and (iv) the execution of this Agreement does not conflict with and will not result in a default under or breach of: (a) Newstar’s Articles of Incorporation, by-laws or other organizational documents; (b) any agreement, indenture, mortgage, contract or instrument to which Newstar is  bound by or to which its assets are subject; (c) any order, writ, injunction, decree or judgment of any Court or governmental agency to which Newstar or any of its  assets are bound; or (d) any law or regulation applicable to the Product, the operations of Newstar  or by which any of Newstar’s  assets are bound; and (vi) the  Product does not contain any carcinogens, heavy metals, aldehydes or solvents and will meet all state and federal laws relating to VOC emissions; and (vii) based upon collected field data, live testing and third party controlled test data, all of which has been supplied to the Buyer, Suppliers reasonably believe the Product to be effective by providing improved fire resistance to wood based materials when properly treated with the Product, in accordance with published data by Suppliers and each shipment of the Product to Buyer will conform to the current specifications for the Product on the date of this Agreement.

Newstar is a corporation duly incorporated, validly existing and in good standing under the Laws of Republic of Singapore and (i) has the right and power to enter into, and perform its obligations under this Agreement and (ii) has taken all requisite action to authorize the execution, delivery and performance of this Agreement and each such other agreement delivered in connection herewith to which it is a Party.

10.2	By Buyer. Buyer will comply with all applicable laws, ordinances and regulations applicable to the transportation, storage and handling of the Product and to the manufacture of the Enhanced Products.

10.3
Mutual.  Neither Buyer nor Newstar shall conduct its business in a manner that reflects unfavorably on the other.  Neither Buyer nor Suppliers will at any time intentionally engage in illegal, deceptive, misleading, or unethical practices or advertising.

11.	Term and Termination

11.1
Term. Unless terminated earlier by Newstar or by Buyer under Section 11.2, 11.3 or 11.4 this Agreement shall have an initial term of (5) years commencing on the date of this Agreement and shall automatically renew annually for additional one year term upon Buyer reaching minimum order requirements as set out in Schedule C, without further action by Suppliers or Buyer on the same terms and conditions set forth herein. Upon satisfactory completion of this term, all  parties will enter into discussions to further renew the terms of this contract.

11.2
Termination by Suppliers. At Newstar’s  option and without prejudice to any remedies or rights it may otherwise have,  Newstar may terminate this Agreement by written notice to Buyer in the event that Buyer fails in a material respect to keep, observe or perform any term, condition or covenant contained herein required to be kept, observed, or performed; provided that such notice shall not terminate this Agreement if within thirty (30) days after its receipt, Buyer: (a) undertakes to correct such default and diligently pursues the same to completion within a reasonable time thereafter; or (b) contests in good faith the existence of the default.  Newstar agrees that a default so contested in good faith shall not constitute an actual default until resolved.   Any written notice of default shall set forth in detail the nature of such default with specific reference to this Agreement.

11.3
Effect of Termination. Upon termination of this Agreement by Buyer or Newstar in accordance with the terms hereof, the Buyer may continue to purchase the Product and use the Product Technology to fulfill all existing customers of Buyer, which shall remain to exclusive customer of Product and Enhanced Product orders of Buyer  on date of termination or until Buyer  has diminished all of its existing inventory of  Product. Thereafter, all of Buyer’s  rights as a  buyer  shall terminate and Buyer  shall discontinue all use and advertisement of  Product or Enhanced Product here under. Within ten (10) days after the end of the use period, Buyer  shall remove (at Buyer’s  expense), and thereafter cease all use of any Product  Technology or trademark   under this Agreement.

11.4
Termination Upon Bankruptcy.  Either Newstar or Buyer , upon written notice to the other Party, may immediately terminate this Agreement, without penalty at any time in the event the other Party applies for or consents to the appointment of or taking of possession by a receiver, custodian, trustee, or liquidator of itself or of all or a substantial part of its property; makes a general assignment for the benefit of creditors; commences a voluntary case under the U.S. Bankruptcy Code (as now or hereinafter in effect); or fails to contest in a timely or appropriate manner or acquiesces in writing to any petition filed against it in an involuntary case under the U.S. Bankruptcy Code or any application for the appointment of a receiver, custodian, trustee or liquidation of itself or of all or a substantial part of its property, or its liquidation, reorganization or dissolution.

12.	Newstar’s Production Requirements and Pricing.

Newstar represents that it has the capacity to produce and sources for  supply of  the ingredients for sufficient quantities of the Product and will deliver all orders of the Products to Buyer in a timely manner in accordance with terms and conditions set forth in Exhibit C. Newstar agrees to provide Buyer a minimum of sixty (60) days advance written notice if it is necessary for Newstar to increase its price after the effective date of the Agreement for Product. Furthermore, Newstar agrees not to further increase the per gallon cost of undiluted or diluted Product to the Buyer  in the future beyond the most favorable cost per gallon of Product offered to any other purchaser of the Product  by Newstar of per gallon cost of Product. Notwithstanding the foregoing, however, Newstar may at any time increase the price of the Product charged to Buyer in order to recover commercially reasonable increases in the cost of raw materials the same due to improvements thereto, such as reformulation for the inclusion of new additives. No price increase will be effective for the Product necessary to satisfy Buyer’s obligations for existing written annual supply contracts until the end of each annual contract period. Buyer is required to supply Newstar a copy of such annualized Licensee contract(s) which shall be deemed Confidential & Privileged Information of the Buyer.  No price increase will be effective for any then existing purchase orders of the Product.

13.	Insurance

Seller shall procure from financially responsible and reputable carriers  and maintain in full force and effect, during the term of this Agreement, a policy or policies of comprehensive general liability insurance, including product liability and broad form contractual or vendors endorsement liability insurance, having standard products liability endorsements providing aggregate liability limits in the minimum amount of Two  Million Dollars ($2,000,000) and in an amount not less than one million dollars ($1,000,000) per occurrence for bodily injury and one million dollars ($1,000,000) per occurrence for property damage.  The insurance companies issuing such policies must have either: an A.M. Best’s rating of A-VIII or better; a Standard and Poor’s (“S&P”) rating of AA or better, or a Moody’s rating of Aa2 or better.  Promptly upon a request from the Newstar, Buyer ,  shall furnish Certificates of Insurance showing compliance with this section. Buyer   is required to name the Suppliers r as  additional insured on their comprehensive general liability insurance policy, the product liability insurance and the broad form contractual or vendor’s endorsement liability insurance.   Such certificates must provide that there shall be no termination, non-renewal, or modification of such coverage without at least thirty (30) calendar days’ prior written notice to Suppliers r.  In the event Buyer fails to obtain and/or maintain any of the coverages required by this Section of the Agreement, Suppliers r may, but shall not be obligated to, obtain or maintain any such insurance on behalf of Buyer and set off the costs thereof against any sums owed to Buyer  or otherwise be reimbursed for such costs by Buyer.

14.	Relationship Between Parties

Newstar and Buyer are independent contractors, are not joint ventures, partners, or agents of each other, and neither shall have the power to obligate the other except as set forth in this Agreement.

15.	Buyer’s Indemnification.

Buyer agrees to indemnify and hold Suppliers harmless from and against loss, liability, and expense (including court costs and reasonable attorney’s fees) claims, demands, or actions that are actually proven to be directly, solely and exclusively related to improper use, representation or application of the Product or Enhanced Product by Buyer.

16.	Supplier’s Indemnification.

Suppliers agree to indemnify, defend  and hold harmless Buyer, its subsidiaries, affiliates, successors, assigns, and designees and the respective directors, officers, members, managers, employees, agents and representatives, from and against any and all loss, liability, judgment, settlement, cost and expense (including court costs and reasonable attorneys fees), claims, demands, actions or damages which the Buyer may suffer directly related to the  Product, including without limitation to: (a) any alleged defect(s) in the  Product or the materials in the Product; (b) any negligent act, misfeasance or nonfeasance of any of the Suppliers or any of its agents, servants or employees; (c) Supplierss breach of any of the representations, warranties or covenants made in this Agreement; (d) claims that Buyer does not have the rights granted in this Agreement or claims that the Product Technology infringe a third party's rights, other than Buyer’s application thereof; and (e) any and all fees, costs and expenses including attorney’s fees incurred by or on behalf of Buyer in the investigation or defense against any and all of the foregoing claims.   However, upon notice to Buyer that any of the Suppliers has assumed the defense of any legal action or proceeding, Suppliers shall not be liable to Buyer for any legal or other expenses subsequently incurred by Buyer in connection with the defense thereof.  Buyer agrees to provide prompt notice of receipt of any such claim and Buyer shall not settle any such claim without Suppliers’ prior knowledge and consent.  This obligation of indemnity and defense shall survive any expiration or termination of this Agreement.

17.	Equitable Remedies

Each Party recognizes that irreparable injury may result to its business and property in the event of unauthorized disclosure of the other  Parties’ Confidential & Privileged Information and Proprietary Information.  Each Party acknowledges that monetary damages alone may be an insufficient remedy for such injury and the other Parties  therefore agree that in that event the other Parties shall be entitled, in addition to any other remedies and damages available:

i.	To an injunction to restrain any such actual or threatened disclosure, misuse, or violation and/or

ii.	To compel specific performance of the terms and conditions thereof.

Nothing herein contained shall be construed to prohibit each Party from pursuing any other remedy available, for such breach, including the recovery of damages.  Each Party shall also be entitled to receive, in addition to any injunction, specific performance, damages and any other relief for remedy it pursues or obtains, reasonable expenses incurred in enforcing the unauthorized disclosure of Confidential & Privileged and Proprietary Information terms of this Agreement, including reasonable attorney's fees, whether or not legal action is actually initiated.  No action or proceedings for specific performance, injunction, damages, monies due or otherwise shall be deemed a waiver of such Party's rights of options under this Agreement.

18.	No Waiver

No failure of Suppliers or Buyer to exercise or the partial exercise of any right or power given to it hereunder or failure to demand strict compliance with any term, condition, covenant or other obligation hereof, and no practice of the parties at variance with the terms hereof shall constitute a waiver of a party's rights to demand exact compliance with the terms hereof or preclude the other parties from the exercise of any right or remedy granted to this Agreement, or any other instrument or document, or at law or in equity.  Each  Party’s  right shall be deemed cumulative any may be exercised from time to time.  Any waiver of a default hereunder shall be in writing and shall not operate as a waiver of any default.

19.	Invalid Provision

If any covenant or provision of this Agreement is invalid, illegal or inapplicable of being enforced by reason of any rule of law, administrative order, judicial decision or public policy, all other conditions and provisions of this Agreement shall, nevertheless, except as hereinafter expressly set forth, remain in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.  The Parties agree and consent that the court or other governmental body making such determination shall reform such covenant, term, condition or other provision of this Agreement so as to render the same enforceable to the fullest extent permitted by law.

20.	Notices

All notices shall be in writing and shall be deemed to have been given three (3) business days after being deposited in the mail by registered mail, postage paid, or deposited with a reputable overnight national courier service, freight prepaid or when faxed or mailed electronically (if during normal business hours of if after the close of business on any day, the next business day) if to Newstar, addressed to its chief executive office as set forth on the first page of this Agreement or such other address as Newstar shall designate to Buyer in writing and, if to the Buyer, addressed to its chief executive office as set forth on the first page of this Agreement or other such addresses as Buyer shall designate to Newstar  in writing.

21.	Entire Agreements; Amendments

This document constitutes the entire agreement between the parties relating to the subject matter hereof, and no prior or concurrent representation, understanding or agreement, whether written or oral, shall bind each party hereto in respect of the manufacture and sale by Suppliers of Product to Buyer after the date first above written.  This Agreement can only be amended, modified or changed by a written instrument properly signed by an officer or other authorized official of Suppliers or Buyer parties of this Agreement to be bound by such amendment.  No document used in connection with estimates, production or shipping orders, or acknowledgment thereof, shall amend, modify, revoke or otherwise affect the provisions of this Agreement.

22.	Benefits

This Agreement shall inure solely to the benefit of and be binding upon Suppliers and Buyer and their nominees, successors and assigns.  Notwithstanding the foregoing, Suppliers agrees that the benefits and rights under this Agreement will be binding on its successor(s), assign(s) or designee(s) in the event there is a purchase of assets, purchase of stock, purchase of the Product, Trademarks or other intellectual property of the Product, or any other transfer from Suppliers that may impact Buyer’s benefits and rights under this Agreement.   No other Person shall benefit from this Agreement.

23.	Construction of Agreement

Masculine, feminine and neuter pronouns used in this Agreement shall include all genders and the singular shall include the plural and vice versa, where the context or facts so indicate.

24.	Captions

Captions in this are inserted solely for the convenience and shall not be construed as a limitation upon or expansion of the scope of any particular provision.

25.	Not a Security and no Representations

Buyer acknowledges that it has entered into this Agreement after making an independent investigation as to levels of revenue or profits which Buyer might be expected to realize.  Buyer acknowledges that no person has made any other representation that is not expressly set forth in writing in order to induce Buyer to accept and execute this Agreement.

26.	Limitations of Claims.

Any and all claims arising out of or relating to his Agreement or the relationship among the parties will be barred unless a judicial proceeding is commence within one (1) year from the date upon which the party asserting such claim knew or should have known the facts giving rise to such claims.

27.	Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which together constitute one and the same instrument.

28.	Governing Law; Section Headings

This Agreement shall be governed by and construed in accordance with the law of the State of California applicable to agreements executed and to be performed therein.  The section headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.  Any action, claim or proceeding brought under this Agreement shall be commenced exclusively in the courts of the State of California or in the federal courts of the United States of America located in such State.

* * * * *

IN WITNESS HEREOF, Suppliers and Buyer have caused this Agreement to be executed by their duly authorized representatives.

SUPPLIERS:

Newstar Holdings Pte Ltd

By: /s/ Randall Hart, President & CEO	Date: 1/18/2011
Randall Hart, President & CEO

Randall Hart

By: /s/ Randall Hart	Date: 1/18/2011
Randall Hart

BUYER

ECOBLU PRODUCTS, INC.

By: /s/ Steve Conboy, President & CEO	Date: 1/18/2011
Steve Conboy, President & CEO

Schedule ‘A’

Description of AF21 (“Product”)

Hartindo AF21 is a water-based, environmentally friendly, multi-purpose, non-toxic and non-corrosive fire inhibitor.  For the terms of this agreement, AF21 raw materials or completed product will be shipped to the Buyer in a non-diluted, concentrated form (estimated dilution1:2 ratio for finished) in totes containing minimum of 245 U.S. gallons of concentrated AF21.

EcoBlu Proprietary Product

EcoBlu formulation is a blend of proprietary polymers and or adhesive based chemicals and DOT to afford resistance to fire, mold, wood-rot and termite infestation.

Description of Enhanced Product

The Enhanced Product will consist of a blended solution containing the above AF21 Concentrated solution, the above EcoBlu Solution and water at a rate to be determined by EcoBlu Products, Inc. preliminary testing has identified that a ratio of 4 parts AF21 Concentrate, 1 part EcoBlu solution and 5 parts water.

Schedule ‘B’

Licensed Products

●	All vertical framing members used in construction such as studs, joist , rafters, trusses, OSB panels, structural plywood sheeting, GLB, Engineered Wood Products, Cedar Siding, laminated Veneer lumber
●	Any and all wood components or timber.
●	Any composite wood product manufactured and used as a BINDER in the composition.
●
Any and all engineered wood components.
I joist
LVL
Glu Lam Beams
PSL
Timerstrand
OSB Rim
Concrete Form Boards
Roof  Trusses
Reflective Sheeting
Open Web Joist
OSB
All Construction Timbers and Studs SPF, DF,SYP & White Woods
Siding
Facia
Decking
Plywood

Schedule ‘C’

Price and Quantity

Cost
Product	Product Order Code	Per Gal	Per 245 Gal Tote
AF21	AF21-245T	$[Redacted]	$[Redacted]

Tote is defined as 245 US Gallons of Concentrate (490 gal finished)

FOB from Newstar’s point of delivery. Shipment within 10 days of order placement.
The Buyer shall be required to purchase from Newstar  a minimum annual quantity of Product beginning immediately following execution of this agreement

Minimum Purchase Requirements of Buyer

(a)	Within the first 24 months following the execution of this agreement; 650 totes of Product or 160,000 gallons at a cost of $[Redacted]USD per gallon.

(b)	The next 25-36 months; 842 totes of Product or 206,000 gallons at a cost of $[Redacted] USD per gallon.

(c)	The next 37-48 months; 1264 totes of Product or 310,000 gallons at a cost of $[Redacted] USD per gallon.

The sole remedy of Suppliers if Buyer does not meet the minimum Product purchase is termination of the Agreement.

If for any reason the Suppliers or assignee, successor or new control person discontinues to manufacture or cannot supply Product the Suppliers agree to either sub-contract manufacturing or permit the Buyer to manufacture or have manufactured the Product on a per gallon royalty basis not to exceed 5% per gallon. The intention is that the Buyer will have a continuous supply of Product if a change in Suppliers operation or ownership occurs and that the Suppliers will continue to receive compensation for the Buyers purchases.

Suppliers agree to continue to supply Buyer the product at the same unit pricing, terms and conditions in effect until the date of termination or expiry of contract.

Buyer to pay a royalty computed at 3% of the Purchase Price and volume of Product consumed by Buyer, payable quarterly in arrears.